Exhibit 99.1

Summary of Edwardsport IGCC Project

(As of April 16, 2010)

Overview

On April 16, 2010, Duke Energy Indiana filed the latest cost estimate update for the Edwardsport IGCC power plant with the Indiana Utility Regulatory Commission (IURC)

•      Estimated project costs of $2.88 billion

•      Including remaining contingency of $126 million and AFUDC of $164 million

•      Cost increase of $530 million from previous approved cost of $2.35 billion

•      Increase primarily the result of increases to project scope and design evolution

•      If approved by IURC, the increase in costs will add about 3 percent to the average customer rate

•      Hearings scheduled to begin August 10, 2010

•      In-service date still expected to be in 2012

Project Summary

•      618 MW IGCC facility

•      Duke Energy Indiana will close the existing circa 1940s160 MW facility at Edwardsport

•      Over $460 million in local, state and federal tax incentives will reduce cost impact to customers

•      Contractors

•      EPCM Services — Bechtel

•      Major Equipment — General Electric

•      New plant is expected to generate 10 times as much power (on a kwh basis) as the existing plant at Edwardsport

•      Lower environmental impact

•      Expected emissions for SO2, NOx and mercury are below the current New Source Performance Standards

•      Will use significantly less water than current plant

•      Marketable byproducts instead of solid waste

Project Status (as of January 31, 2010)

•      Project is 57% complete

•      Final engineering is over 90% complete

•      Committed costs of approximately $1.66 billion